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Exhibit 10.10

OPTION AND AGREEMENT OF SALE

        This Option and Agreement of Sale (the "Agreement") executed to be effective this 18th day of August, 2004, by and between CommunitySouth Bancshares, Inc., a South Carolina banking corporation with a mailing address of P. O. Box 2849, Easley, South Carolina 29641 (hereinafter referred to as the "Buyer") and Daniel E. Youngblood, an individual and resident of the State of South Carolina, with a mailing address of 1909 East Main Street, Easley, South Carolina 29640 (hereinafter referred to as the "Seller").

WITNESSETH:

1.     Defined Terms

        1.1    Each of the following terms, when used in this Agreement, shall have the meaning ascribed to each such term in this Section 1.1.

          1.1.1.    "Closing".    The consummation of the conveyance of the Property to Buyer and payment of the portion of the Purchase Price specified in Section 4 below. Except as the parties may otherwise agree, the Closing shall be deemed to occur at the instant in time that the Buyer receives the consideration specified hereinbelow.

          1.1.2.    "Closing Condition".    A condition described in Section 7.1 hereof which, if not satisfied prior to Closing, may be the basis of the Buyer terminating its obligation under this Agreement.

          1.1.3.    "Closing Date".    If not extended as agreed by the parties, thirty (30) days after the Notice of Exercise of Option is sent to the Seller.

          1.1.4.    "Deed".    The Deed by which the Real Property is conveyed to Buyer (or its nominee) at the Closing, as provided herein.

          1.1.5.    "Execution Date".    The date specified in the introductory paragraph of this Agreement as being the date this Agreement was executed.

          1.1.6.    "Intangible Personal Property".    The items described in Section 2.3 below.

          1.1.7.    "Notice of Exercise of Option".    A written notice given to the Seller of the Buyer's intent to purchase the Property.

          1.1.8.    "Option Amount".    The sums to be paid by Buyer as provided in Section 3.2(a) below.

          1.1.9.    "Pending Closing".    The period from and including the Execution Date to the completion of the Closing.

          1.1.10.    "Person".    The term "person" shall mean any natural person, corporation, company, partnership, proprietorship, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, foundation, fund, institution, society, union, club, or other group organized for any purpose, whether or not incorporated, wherever located and of whatever citizenship, or any receiver, trustee in bankruptcy or similar official, any liquidating agent for any of the foregoing, any trustee or executor in his capacity as such or any government or any agency or political subdivision thereof.

          1.1.11.    "Property".    The items described in Section 2 below and consisting of the Real Property and the Intangible Personal Property.

          1.1.12.    "Purchase Price".    The total sum specified in Section 4 below.

          1.1.13.    "Real Property".    The land, improvements, fixtures, appurtenances, and other items of real property referred to in Section 2.2 below.

          1.1.14.    "Title Insurer".    A title company acceptable to Buyer.

2.     Sale of Assets

        2.1    The Seller agrees to sell and the Buyer agrees to purchase, pursuant to the provisions of this Agreement, the Property described below in this Section 2 and all of the Seller's right, title, and interest in and to or in any way pertaining to the Property.

        2.2    Real Property.    All of the land owned by the Seller located in Pickens County, South Carolina, containing approximately 1.20 acres located at 6602 Calhoun Memorial Highway, Easley, South Carolina; provided, however, that Buyer shall cause a survey of the Real Property to be made prior to Closing, the general warranty deed to be delivered by Seller at closing shall describe the Real Property in accordance with such survey, together with any buildings, improvements, fixtures, and other items of real property located on such land, and all easements, and other interests and rights of Seller which are appurtenant to the subject land, including, but not limited to, all right, title, and interest, if any, of the Seller in and to any timber, mineral rights, land lying in any street, road, or avenue in front of, within, adjacent to, or adjoining such land and all other land owned by Seller of any nature whatsoever adjacent to or adjoining the land described herein.

        2.3    Intangible Personal Property.    All intangible personal property owned by the Seller and used in the ownership, operation or maintenance of the Real Property or any portion thereof. The Intangible Personal Property shall include, all contract rights of the Seller relating to the Property, the interest of the Seller in and the control of the Seller over escrow accounts, insurance policies, deposits, instruments, documents of title, general intangible and business records pertaining to the buildings, improvements and land, excluding only cash on hand and in bank accounts.

3.     Option to Purchase

        3.1    Option.    Nothwithstanding anything herein to the contrary, the Buyer shall have the exclusive option, but not the obligation, to purchase the Property, until February 18, 2005, unless extended as provided hereinbelow ("Option Period"). Until February 18, 2005, unless extended as provided herein, the Seller shall not enter into any agreement, contract or other document relating to the Property including but not limited to any agreement or option to sell the Property. If Buyer chooses not to exercise its option to purchase the Property for any reason, the Seller's obligations hereunder shall terminate, Seller shall retain the Option Amount and Seller shall have no recourse against the Buyer. If Buyer chooses to exercise its option to purchase the Property, it shall send the Seller a Notice of Exercise of Option, and Seller and Buyer shall proceed to closing as set forth herein.

        3.2    Extension of Option to Purchase.

          (a)   If before February 18, 2005, the Buyer shall notify the Seller that it desires to extend the Option, and if Buyer tenders a check to Seller for $5,000.00 as an additional Option Amount (the "Extension Fee") prior to or on February 18, 2005, then the Option Period shall be extended until May 18, 2005.

          (b)   If the Buyer has not sent a Notice of Exercise of Option by the end of the Option Period or extended the Option Period as provided above, then this Agreement shall terminate, in which event neither party shall have any further liability under this Agreement, except that the Option Amount, including any Extension Fee, shall remain with the Seller.

4.     Purchase Price

        4.1    Amount.    Subject to the adjustments and prorations described hereinbelow, the total Purchase Price to be paid by the Buyer to the Seller for the Property shall be $775,000.00. The Purchase Price shall be paid in the manner specified below in this Section 4. The Purchase Price must be confirmed by the average of two (2) MAI appraisals to be obtained by the Buyer prior to the Buyer's delivery of a Notice of Exercise of Option. If the appraisals do not confirm and support the Purchase Price, the Buyer may, at its option, terminate this Agreement and be relieved of all obligations hereunder, and the Seller will immediately refund the Option Amount and any Extension Fee paid.

        4.2    Option Amount.    The sum of Ten Thousand Dollars ($10,000.00) in collected funds shall be delivered to the Seller with the execution of this Agreement as the Option Amount and, except as may be otherwise provided for by this Agreement, shall be applied against the Purchase Price at the Closing (along with any Extension Fee paid to Seller).

        4.3    Payment at Closing.    At Closing, the Buyer shall pay to the Seller the balance of the Purchase Price adjusted as provided for by this Agreement. Such sum shall be paid by certified check or wire transfer.

        4.4    [N/A]

5.     Title to the Real Property

        5.1    Quality of Title.    Title to the Real Property shall be good and marketable and free and clear of all liens, restrictions, easements, and other encumbrances and title objections, and shall be insurable as such at basic ordinary rates by Title Insurer.

        5.2    Effect of Title Defects.    If title to or survey of the Property at Closing shall not be as required by this Agreement, Buyer shall have the option of either taking such title as Seller can convey without abatement of price, or of canceling this Agreement. In the latter event, all monies theretofore paid to Seller as the Option Amount (and any Extension Fee) shall be returned to the Buyer, and the Buyer shall have no further obligation to the Seller hereunder. On or before fifteen (15) days after the date of the Notice of Exercise of Option, Buyer shall inform Seller of any title or survey defects which must be corrected by Seller prior to Closing.

        5.3    Willful Acts of Seller.    If title to the Property shall not be as required by this Agreement by reason of any willful act or omission by Seller, Buyer shall be entitled to pursue any other remedies available at law or in equity.

6.     Closing

        The sale contemplated by this Agreement shall be consummated as follows:

        6.1    Title Transfer—Form of Deed.    The Seller shall convey title to the Real Property to the Buyer by general warranty deed on or before the close of business on the Closing Date and, effective on the delivery of such deed by the Seller to the Buyer, beneficial ownership and the risk of loss of the Real Property shall pass from the Seller to the Buyer.

        6.2    Closing Date.    Except as otherwise provided for by this Agreement, the parties shall meet to consummate the Closing at 10 a.m. on the Closing Date and proceed continuously thereafter until Closing shall be consummated.

        6.3    Closing Place.    The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P. Suite 900, 104 South Main Street, Greenville, South Carolina 29601.

        6.4    Seller's Instruments.    Upon and effective simultaneously with Closing, the Seller shall deliver or cause to be delivered to the Buyer the following items, all of which shall be duly executed and, to the extent appropriate, acknowledged:

          6.4.1.    Deed.    A general warranty deed executed by the Seller and effective to convey to the Buyer the title to the Real Property.

          6.4.2.    Lien Affidavit.    An affidavit or letter of indemnity in form acceptable to the Title Insurer certifying all matters as may be required by the Title Insurer to enable it to insure Buyer's title to the Real Property without exception for unfiled mechanics' or materialmen's liens or other matters, and without payment of any special or additional premium.

          6.4.3.    Leases.    An affidavit that there are no leases affecting the Property.

          6.4.4.    Governmental Parties, Certificates and Approvals.    Any certificate of occupancy or other permits Seller may have pertaining to operation and maintenance of the Property.

          6.4.5.    Warranties and Guarantees.    Assignments of all assignable warranties and guaranties affecting any portion of the Property, together with the originals of such warranties and guaranties.

          6.4.6.    Drawings.    Any architectural or engineering drawings of the Property, utilities layout plans, surveys, or like documents.

          6.4.7.    Environmental Certificates.    Any certificate required to be delivered under any environmental act or other law relating to hazardous substances.

          6.4.8.    Non-Foreign States Certificate.    The Certificate of Non-foreign Status.

          6.4.9.    Additional Documents.    Such additional documents as may be reasonably required by the Buyer to consummate the closing.

        6.5    Consideration At Closing.    At closing, the Buyer shall deliver to the Seller the payment to be made at Closing.

        6.6    Seller's Costs.    The Seller shall, before or simultaneously with the Closing, pay the following costs: The Seller's attorneys' fees, any real estate or other brokerage commission payable, any fees associated with the preparation and recording of the deed, and any fees or expenses incurred in connection with correcting any title or survey defects, if any.

        6.7    Buyer's Costs.    The Buyer shall, before or simultaneously with the Closing pay the following costs: The Buyer's attorneys' fees, all abstracting costs, the costs of any and all tests, reports, surveys or permits obtained by Buyer relating to its inspection of the Property, the owner's title insurance premium, and the documentary stamps (also known as filing fees) associated with the conveyance contemplated herein.

        6.8    Foreign Persons.    If Seller is a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), Buyer shall deduct and withhold from the proceeds of the sale such amounts as are required by Section 1445 of the Code.

7.     Requirements of Seller.

        7.1    Closing Conditions.    Notwithstanding anything in this Agreement to the contrary, the Seller must comply with the following conditions prior to Closing, unless waived by Buyer:

          7.1.1.    Representations and Warranties True at Closing.    The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing date with the same effect as though such representations and warranties had been made on and as of such date, except for changes occurring in the ordinary course of business, none of which changes has been individually or in the aggregate materially adverse, and there shall be no breach of any said representations or warranties.

          7.1.2.    No Material Misstatements or Omissions.    Buyer shall not have discovered any material error, misstatement, or omission in the representations and warranties made by Seller.

          7.1.3.    Counsel's Satisfaction.    The validity of the transaction contemplated by this Agreement, as well as the form and substance of all certificates and documents to be delivered by Seller at Closing shall be reasonably satisfactory in all respects to counsel for Buyer.

          7.1.4.    No Court Orders.    There shall be no effective injunction or restraining order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement or the transaction contemplated herein not be consummated.

          7.1.5.    Sellers' Compliance.    Seller shall have fully complied with all of the covenants in this Agreement on its part to be performed on or prior to the Closing Date.

8.     Adjustments and Prorations

        Whenever provision is made in this Agreement for an item to be prorated to the day of the Closing, Buyer shall either be responsible for or shall be entitled to a credit for (as the case may be) the actual day that the Closing shall occur. The Purchase Price shall be adjusted at Closing on the following basis:

        8.1    Property Rents.    All rents receivable from tenants earned and attributable to the period prior to the day of the Closing shall be paid to the Seller to the extent that such rents have been collected prior to the day of the Closing. Rents earned and attributable to the period beginning on the day of the Closing and thereafter shall be paid to the Buyer. Upon receipt after the Closing by the Buyer of rents earned by the Property prior to the day of the Closing the same shall be paid to the Seller; provided, that the Buyer shall have no obligation to enforce collection of such rents.

        8.2    Accounts Payable.    All sums due for accounts payable which were owing or incurred in the maintenance or operation of the Property prior to the day of the Closing shall be paid by the Seller on or prior to Closing or adequate provisions reasonably satisfactory to Buyer shall be made in respect to such payment. Seller agrees to indemnify Buyer with respect to all such obligations. The Buyer shall furnish to the Seller for payment, promptly following receipt, any bills to be paid by Seller.

        8.3    Property Taxes.    Property taxes shall be prorated, and Buyer shall be given a credit for Seller's portion of all property taxes relating to the Property; provided, however, that Seller shall be responsible for all roll-back taxes associated with the Property.

        8.4    Utility Charges.    Gas, electricity, and other utility charges shall be prorated as of the day of Closing. All utility security deposits, if any, shall be retained by the Seller.

9.     Pending Closing

        9.1    Covenant to Operate and Maintain.    Prior to Closing, the Seller shall maintain, repair, manage, and operate the Property in a businesslike manner in accordance with the Seller's prior practices, and Seller shall not dissipate any portion of the Property, including but not limited to any timber located thereon.

        9.2    Right of Entry.    Buyer or its agents, at their own risk and expense, shall have the privilege of entering upon the Property, at any time between the date hereof and Closing, for the purpose of making surveys, inspections, soil borings and like tests. Seller shall cooperate with Buyer in making such surveys, inspections, and tests, and will obtain cooperation of Seller's employees, tenants and/or agents in connection therewith.

        9.3    Inspection.    Seller hereby grants Buyer and his agents, employees, and contractors permission to go upon the Property between the Execution Date and the Closing at Buyer's expense to make such test borings, surveys, percolation tests, and other engineering studies and site analyses as Buyer may require. Buyer shall indemnify Seller against all loss, damages, and claims that may arise by reason of

Buyer's entry upon the Property pursuant to this Article 8 and shall repair any damage to the Property caused by such entry.

        9.4    Operations Prior to Closing.    Seller may not rent any portion of the Property now vacant or which becomes vacant prior to Closing and may not extend or renew leases. Seller shall not perform any work in or on the Property which might give rise to any mechanics' lien on the Property.

        9.5    Survey.    Buyer may, at Buyer's cost, cause a plan of survey of the Real Property acceptable to the Title Insurer to be prepared by a registered surveyor satisfactory to Buyer.

        9.6    Environmental Inspection.    Buyer may, in its discretion, retain one or more environmental consultants of its choosing to inspect the Property, including any surface waters, wells, and groundwater on or under the Property and conduct such tests and examinations upon the Property as any such consultants deem appropriate.

10.   Possession

        Possession of the Property shall be delivered to the Buyer at Closing by delivery of the Deed provided for herein and of all keys to the Property.

11.   Casualty Loss

        Following the occurrence of any event prior to the Closing, causing damage to or destruction, of the Property or any portion thereof Seller shall promptly notify Buyer of such occurrence.

        11.1    Minor Casualty Loss.    If there is any casualty loss referred to above in this Section 11, the obligation of each party under this Agreement shall continue, notwithstanding any such casualty, the rights to all insurance proceeds collectible by reasons of such loss shall at Closing be paid or assigned to the Buyer, as applicable, and the Purchase Price shall be paid without reduction by reason of such loss. Buyer and Seller shall, under such circumstances, cooperate in Closing of such claims. Closing shall, consistent with the circumstances, be applied to any reconstruction or be offset against the portion of the Purchase Price to be paid at Closing.

        11.2    Eminent Domain.    If at any time after the Execution Date Seller receives any notice of any condemnation proceedings, or other proceedings in the nature of Eminent Domain, relating to the Property, it will forthwith send a copy of such notice to Buyer. If all or any part of the Property is taken by condemnation or Eminent Domain and the value of the portion of the Property so taken exceeds Five Thousand Dollars ($5,000.00), Buyer may, upon written notice to Seller, elect to cancel this Agreement, and in such event all monies theretofore paid on Buyer's account shall be retained by the Seller and neither party shall have any further liability or obligation under this Agreement. If all or any portion of the Property has been or is hereafter condemned or taken by Eminent Domain and this Agreement is not canceled, Seller shall, at Closing, credit or assign to Buyer all of Seller's right, title, and interest in and to any awards in condemnation or Eminent Domain, or damages of any kind, to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of condemnation or eminent domain with respect to or for any other taking of the Property or any portion thereof.

12.   Default; Remedies

        12.1    Buyer's Default.    If Buyer exercises its option to purchase the Property, and fails to close, Seller shall retain the Option Amount and any Extension Fee paid to Seller as Seller's sole and exclusive remedy hereunder.

        12.2    Seller's Default.    If Buyer opts to purchase the Property, and gives the Seller the Notice of Exercise of Option as required hereunder, and Seller fails to make Closing in accordance with the terms of this Agreement, and unless the Seller's default relates directly to the provision of this Agreement which sets forth a specific remedy available to the Buyer, the Buyer shall have the option of either:

          (i)    Being reimbursed the Option Amount and any Extension Fee paid, if any, to date as liquidated damages; or

          (ii)   Pursuing specific performance by the Seller and/or any other remedy available to the Buyer.

13.   Survival of Certain Warranties

        Notwithstanding any legal presumption to the contrary, all covenants, conditions, representations, and warranties contained in this Agreement which by their nature impliedly or expressly involve performance in any particular after Closing, or which cannot be ascertained to have been performed until after Closing, shall survive Closing. This provisions shall be effective as to all such covenants, conditions, and representations, notwithstanding that as to some of them it is expressly provided elsewhere in this Agreement that they survive. Any inspection of the Property, or of Seller's records, by Buyer or its representatives shall not be construed as a waiver of any warranty contained in this Agreement.

14.   Brokerage

        Seller and Buyer each hereby warrant and represent to the other that no brokerage commission shall be due and payable pursuant to any agreement by and between such party and any real estate broker, agent or other professional in connection with the sale contemplated herein, and each party shall hold the other harmless from any claims of any broker, agent or other professional in relation to any commissions or other fees claimed to be due and payable pursuant to a contract or other arrangement with such party.

15.   Seller's Warranties and Representations

        15.1    As a material inducement to cause Buyer to enter into this Agreement, Seller represents to Buyer that:

          15.1.1.    Authority.    Seller has the authority and power to enter into this Agreement and to consummate the transaction provided for by this Agreement.

          15.1.2.    Title.    The Seller has good and marketable title to the Property and at Closing such title shall be subject only to exceptions acceptable to the Buyer. The Property shall, at Closing, include without limitation, all right, title, and interest, if any, of the Seller and any affiliate of the Seller in and to any timber, mineral rights, land lying in the bed of any street, road, highway, or avenue, open or proposed, in front of or adjoining all or any part of the Real Property and all strips, gores, or right-of-ways, lakebeds, streams, riparian rights, and easements, in front of or adjoining all or any part of the Real Property.

          15.1.3.    Compliance with Law.    All of the Property, and the existing uses of the Property, are in compliance with all applicable laws, ordinances, rules, regulations, and requirements of all governmental authorities having jurisdiction thereof, including, without limitation thereto, those pertaining to zoning, subdivision, building, housing, safety, fire and health.

          15.1.4.    No Proceedings.    There is no action, suit, proceeding or investigation pending, or to Seller's knowledge threatened, before any agency, court or other governmental authority which relates to the Seller or the ownership, maintenance, or operation of the Property.

          15.1.5.    Condemnation

            (a)   There is no condemnation or eminent domain proceeding affecting the Property or any portion thereof currently pending nor, to Seller's knowledge, is any such proceeding threatened.

            (b)   There have been no takings by condemnation or Eminent Domain of any land that was part of a parcel of which the Real Property was a part and for which compensation has not been paid or for which compensation has been paid within the past three years.

          15.1.6.    No Notices of Violations.    Seller has received no notice of any failure of the Seller to comply with any applicable governmental requirements in respect of the use, occupation and construction of the Property, including but not limited to environmental, zoning, plating and other land use requirements which have not been heretofore corrected to the satisfaction of the appropriate governmental authority, and Seller has received no notice of and has no knowledge of any violations or investigations relating any such governmental requirement. Seller has not received advice from any mortgagee or from any insurer of the Property or any part thereof requesting any improvements, alterations, additions, corrections, or other work in, on or about the Property. Seller will promptly notify the Buyer if Seller receives any such notice.

          15.1.7.    No Defaults.    Seller has received no notice of any default or breach by the Seller under any covenants, conditions, restrictions, rights-of-way, or easements which may effect the Seller in respect to the Property or may effect the Property or any portion thereof, and no such default or breach now exists.

          15.1.8.    Special Assessment.    No special or general assessments have been levied, or to Seller's knowledge are any such assessments threatened against all or any part of the Property.

          15.1.9.    Information Correct.    The lists, documentation, plans, and other documentation to be delivered by Seller hereunder are complete and correct. No material changes have occurred in the condition of the Seller or of the Property not reflected in said documentation, financial statements, plans, specifications, or surveys.

          15.1.10.    No Encroachments.    No building or other improvement encroaches on the Real Property, nor does any building or improvement which is part of the Property encroach on lands of others or on any public or private road or right-of-way.

          15.1.11.    No Leases.    There are no leases affecting all or any part of the Property and there are no written or oral promises, understandings, agreements or commitments between Seller (or any predecessor of Seller) and any tenant which have not been disclosed by Seller in writing and which will not be terminated in writing prior to the Closing Date. Seller shall be responsible for the expenses and any liability incurred with the termination of any lease relating to the Property, or any portion thereof.

          15.1.12.    Public Improvements

            (a)   There are no notices outstanding calling attention to the need for any unperformed curbing, recurbing, paving, repaving, or other construction, improvements, or work on or about the Real Property or any streets or roads abutting the Real Property, or the removal of any nuisance from the Real Property or any of the foregoing.

            (b)   All street paving, curbing, sewer installation, or other public improvements which have been constructed or installed adjacent to the Real Property or which have been ordered to be constructed or installed and for the cost of which the Real Property is assessable have been paid for and will not be assessed and all assessments made have been paid in full.

          15.1.13.    Permits, Licenses, and Consents.    To Seller's knowledge, there are no permits, licenses, or consents required by any governmental authority in connection with the use and occupancy of the Property.

          15.1.14.    Valuation.    Seller has received no notice of any proposed increase in the assessed valuation of the Property or any portion thereof.

          15.1.15.    Representations To Be Correct at Closing.    All of the representations, warranties, and covenants of the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing and shall survive the Closing.

          15.1.16.    Existence of Public Utilities.    All public utilities required for the operation of the Real Property either enter the Real Property through adjoining public streets, or if they pass through adjoining private land do so in accordance with valid public easements or private easements which will inure to the benefit of Buyer at Closing.

          15.1.17.    No Litigation.    There is no litigation or proceeding pending (or to Seller's knowledge threatened) against or relating to the Property, nor does Seller know or have reasonable grounds to know of any basis for any such action other than possible claims adequately covered by insurance.

          15.1.18.    Environmental Notices

            (a)   Neither Seller nor any agent of Seller has received from any governmental authority, holder of any mortgage, or board of underwriters (or other body performing similar functions) any notices requiring or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Property, or asserting any violation of any applicable law, regulation, or other governmental requirement. If such notices are served or received prior to Closing, Seller will effect full compliance therewith prior to Closing or as soon thereafter as may be practicable.

            (b)   Seller will prior to Closing comply, at its own expense, with all environmental, hazardous waste cleanup, and similar laws and will deliver to Buyer any certificate required thereunder.

          15.1.19.    Third Party Contracts

            (a)   Attached hereto as Schedule A is a true, correct, and complete schedule of all service and other contracts which affect the Property, identifying the contractor or other party thereto, his duties, the term of the contract, the rate of compensation payable, and the length of notice required to cancel such contract.

            (b)   Upon written request by Buyer prior to Closing, Seller shall give written notice to such parties as Buyer may designate canceling any such contract as of the date of Closing. Seller shall be responsible for all expenses or liabilities incurred relating to the cancellation of such contracts.

            (c)   Seller shall enter into no new contracts relating to the Property nor extend the term of any existing contract relating to the Property.

          15.1.20.    Seller Not a Foreign Person.    Seller is not a foreign person as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended. Seller will deliver to Buyer at Closing a Certificate of Nonforeign Status, certifying the correctness of this Section 15.1.20.

          15.1.21.    No Modification.    No examination or investigation of the Property, or the operation thereof, by or on behalf of the Buyer prior to the Closing shall in any way modify, affect, or diminish Seller's obligations under the representations, warranties, covenants, and agreements contained in this Agreement.

16.   Binding Effect

        This Agreement will inure to the benefit of an bind the respective successors and permitted assigns of the parties hereto.

17.   Expiration

        This Agreement has been executed by the parties on the dates set forth below their respective signatures. It is understood that the obligation of the Buyer under this Agreement will terminate on the date three (3) days after the date of the Buyer's execution of this Agreement unless the Seller shall have duly executed and returned a copy of this Agreement to the Buyer prior to such date.

18.   Assignment

        The rights of the Buyer under this Agreement may be assigned, and once so assigned, the assignee shall be solely responsible for the obligations of Buyer hereunder.

19.   Reference to Schedules and Exhibits

        All schedules and exhibits referred to in this Agreement are attached to this Agreement and hereby incorporated into this Agreement by reference and made a part of this Agreement.

20.   Notices

        20.1    All notices or other communications provided for by this Agreement shall unless otherwise specifically provided to the contrary be in writing and delivered personally or sent postage paid by certified or registered mail, return receipt requested, to the other party as follows:

    (i)
    To Seller:

      Daniel E. Youngblood
      1909 East Main Street
      Easley, South Carolina 29640

    (ii)
    To Buyer:

      CommunitySouth Bancshares, Inc.
      P. O. Box 2849
      Easley, South Carolina 29641

      Attention: C. Allan Ducker, III
      Facsimile No.: (864) 304-6448

        20.2    Whenever a period of time is to be computed from the date of notice, such period shall be computed from the date of receipt of the item of personal delivery or of certified or registered mail except that, in the absence of a return mail receipt, there shall be a rebuttable presumption of delivery 10 days after the date of mailing.

        20.3    Either party may change the address to which notice is to be given, provided that notice of such change is given by personal delivery or by registered or certified mail to the other party in the manner provided for by this Section 20.

21.   Time Is of the Essence

        Time is of the essence of each and every provision of this Agreement.

22.   Indemnification

        22.1    Whenever provision is made in this Agreement for one party to hold the other party harmless from any claim of a described nature, such provision shall be interpreted to mean that the party (in this Section "Indemnitor") holding the other party harmless shall indemnify and hold harmless the other party (in this Section "the Other") from and against any and all claims, suits, actions, damage, or liability, including reasonable attorneys' fees, which the Other may incur or to which it may become subject as a result of or in connection with, and to the extent caused by, the acts, omissions, or matters so referred to.

        22.2    If any claim is made against either party to this Agreement which, if valid, would give rise to a claim for indemnification under any provision of this Agreement, the party against which the claim has been made (the "Other") shall promptly give the other party (the "Indemnitor") written notice of the assertion of the claim and the Indemnitor may at its option employ counsel reasonably satisfactory to the Other to defend against the claim at the cost and expense of the Indemnitor but in the name of the Other and the Other will at all times fully cooperate to assist such defense. If the Indemnitor does not elect to defend such claim the Other (upon being requested by the Indemnitor to do so) shall nevertheless keep the Indemnitor regularly advised of the progress of the proceedings from time to time upon being reasonably requested by the Indemnitor to do so.

23.   Representations also Warranties

        All representations contained in this Agreement shall also constitute warranties. And all references in this Agreement to "warranties" shall be deemed also to refer to all representations.

24.   Waiver of Tender

        Formal tender of a deed and purchase money is hereby waived.

25.   Captions

        The captions contained in this Agreement are not a part of this Agreement. They are only for the convenience of the parties and do not in any way modify or amplify this Agreement. They do not give full notice of any of the terms, covenants, or conditions by any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

26.   Number and Gender

        For purpose of this Agreement, the masculine shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural, and the plural the singular, as the context may require.

27.   No Recording

        Neither this Agreement nor any document referring to this Agreement shall be recorded in any public office.

28.   Ground Lease

        Notwithstanding anything contained herein to the contrary, the Buyer shall have no obligation to purchase the Property if the Buyer and the Seller do not also simultaneously enter into a lease of the real estate also owned by the Seller consisting of approximately 1.1 acres located immediately adjacent to the Property (the "Leased Property"). If the Buyer shall proceed to Closing, and the Seller shall not lease the Leased Property on a month-to-month basis at a monthly rental of $3,443.00, the other terms of such lease to be as reasonably approved by the Buyer, then the Buyer may terminate this Agreement with no liability hereunder, and the Seller shall immediately reimburse the Buyer the Option Amount and any Extension Fee paid.

29.   Entire Agreement

        Seller intends, prior to the closing, to arrange a like-kind exchange for the disposition of the Property, within the meaning of Section 1031 of the Internal Revenue Code of 1986 (as amended). Buyer agrees to fully cooperate with Seller (including cooperation with any Intermediary selected by Seller) to structure the acquisition of the Property as a like-kind exchange, and upon request, Buyer agrees to execute additional documents, agreements, or instruments to effect the exchange; provided, however, that Buyer shall incur no additional costs or expenses in this transaction.

30.   Entire Agreement

        This Agreement constitutes the entire agreement between the Buyer and the Seller and there are no agreements, understandings, warranties, or representations between the Buyer and Seller except as set forth in this Agreement. This Agreement cannot be amended except in writing executed by the Buyer and the Seller.

        IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement under seal on the date first above written.

BUYER:

COMMUNITYSOUTH BANCSHARES, INC. (SEAL)

/s/ MARIE CUNNINGHAM	By:	/s/ C. ALLAN DUCKER, III
	Its:	Chief Executive Officer
/s/ KRISTINA BLALOCK

SELLER:

/s/ MARIE CUNNINGHAM	/s/ DANIEL E. YOUNGBLOOD (SEAL) Daniel E. Youngblood
/s/ KRISTINA BLALOCK

SCHEDULE A
Third Party Contracts

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  Exhibit 10.10